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                                                                     Exhibit 5.1


December 1, 1998


Daimler-Benz Vehicle Receivables Corporation
1201 North Market Street, 14th Floor
Wilmington, DE 19801

Re:  Daimler-Benz Vehicle Owner Trust 1998-A

Ladies and Gentlemen:


We have acted as counsel to Daimler-Benz Vehicle Receivables Corporation (the "Company") in connection with the proposed issuance by Daimler-Benz Vehicle Owner Trust 1998-A, a trust to be formed pursuant to a Trust Agreement to be entered into between the Company, as Seller, and Chase Manhattan Bank Delaware, as Owner Trustee, of asset-backed notes (the "Notes") in a public offering being registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, pursuant to a registration statement of the Company on Form S-1 (Registration No. 333-64671), as amended to the date hereof (the "Registration Statement"). Any capitalized term not defined herein shall have the same meaning ascribed to it in the Registration Statement.


We have examined originals or copies certified to our satisfaction of such corporate records, agreements, instruments and other documents as we have deemed necessary in order to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all facts material to the opinion expressed below that have not been independently established, we have relied upon certificates of officers and representatives of the Company and Mercedes-Benz Credit Corporation.

The opinion expressed below is limited to the laws of the State of New York and the federal laws of the United States of America, and we express no opinion on the effect on the matters covered by such opinion of the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Notes have been duly and validly authorized by the Company, and when the Notes are issued and sold as contemplated by the Indenture, they will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to be named therein.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP